                                                               Exhibit 99.1

                                                             For Information
                                                             ---------------
                                                             Mark A. Hellerstein
                                                             Robert T. Hanley
                                                             303-861-8140

FOR IMMEDIATE RELEASE

ST. MARY ANNOUNCES 2004 CAPITAL  EXPENDITURES BUDGET, YEAR END 2003 RESERVES AND
                           PROVIDES OPERATIONS UPDATE

DENVER, January 22, 2004 - St. Mary Land & Exploration Company (NYSE: SM)
announced today that its estimated proved oil and gas reserves as of December
31, 2003 increased 21% to 594 BCFE, 89% which are proved developed, from 491
BCFE as of year-end 2002.

St. Mary also announced that its capital expenditures budget for 2004 is $273 million. The 2004 budget represents a 16% increase from the $235 million forecasted capital expenditures for 2003. The budget includes $173 million for exploration and development, which is a 9% increase over the estimated $158 million spent for exploration and development in 2003. The Company is budgeting
$100 million for property acquisitions in 2004. Approximately 34% of the exploration and development budget is being allocated to the Mid-Continent region, 30% to the Rockies region (including the Williston Basin), 12% to the
ArkLaTex region, 11% to the Gulf Coast and Gulf of Mexico region, 6% to the
Permian Basin and 7% to coalbed methane projects. The amount and allocation of actual capital expenditures in 2004 will depend upon a number of factors, including the impact of oil and gas prices and the availability of attractive acquisition opportunities.

The Company updated its forecast for the fourth quarter and full year of 2003 as follows:

                                             4th Quarter             Year
                                             -----------             ----
   Production                             19.1 - 19.3 BCFE     76.9 - 77.1 BCFE
   Lease operating expenses,
      including production taxes and
      transportation                     $1.04 - $1.09/MCFE   $1.15 - $1.20/MCFE
   General and administrative exp.       $0.38 - $0.42/MCFE   $0.31 - $0.35/MCFE
   Depreciation, depletion & amort.  $1.10 - $1.15/MCFE   $1.05 - $1.10/MCFE

General and administrative expenses are above previous Company forecasts primarily due to the increased cost of incentive-based compensation plans during a year when the Company's net asset value has increased significantly as the result of low cost reserve additions. The Company's performance-based compensation is impacted by the 21% growth in proved reserves and the 40%
increase in production achieved in 2003.

The Company's forecast for the first quarter and the full year of 2004 is as follows:

                                             1st Quarter             Year
                                             -----------             ----
   Production                               18 - 20 BCFE          78 - 82 BCFE
   Lease operating expenses,
      including production taxes and
      transportation                     $1.15 - $1.25/MCFE   $1.15 - $1.25/MCFE
   General and administrative exp.       $0.35 - $0.40/MCFE   $0.32 - $0.37/MCFE
   Depreciation, depletion & amort.  $1.05 - $1.10/MCFE   $1.10 - $1.20/MCFE

                    2003 EXPLORATION AND DEVELOPMENT PROGRAM

During the fourth quarter of 2003, St. Mary participated in the drilling of 66 wells, of which 55 were completed as producers (83% success rate). For the year
2003, the Company completed 156 wells as producers out of the 181 total wells drilled for an 86% success rate. At year end St. Mary was completing 24 wells and 11 wells were drilling. The Company also participated in the recompletion of
88 wells in 2003, of which 61 were successful.

Mid-Continent
-------------
In the Mid-Continent region there were 77 wells drilled with 69 successful completions and 8 dry holes during 2003. Fifteen wells were being completed and
9 wells were drilling at year-end. Completed wells in NE Mayfield during the fourth quarter include the Molly C 1-35 (46%) completed at an initial rate of
4,200 MCFED and the Kathy 1-1 (54%) completed at 6,300 MCFED. In the Vanzant field the Mary V.2-6 (97%) was completed at 1,200 MCFED and the Homer Glen 2-5
(78%) was completed at a rate of 1,200 MCFED.

ArkLaTex
--------
In the ArkLaTex region, 31 wells were drilled during 2003 with 25 successful completions and 6 dry holes. Wells completed during the fourth quarter include the USA No. 5-H (81%) in the Huxley field at an initial rate of 3,000 MCFED, the
Peacock #2 (100%) in the Spider field completed at 2,600 MCFED and the Joe Burns
#1 (53%) in the Arcadia West field completed at 2,400 MCFED.

Rockies
-------
Forty-two wells were drilled in the Rocky Mountain region during 2003.
Thirty-eight were successfully completed and 4 wells were plugged and abandoned.
During the fourth quarter the Steinbeisser 7-2 (83%) in the Ridgelawn field was completed at an initial rate of 320 BOPD and 1,000 MCFD. In the Spring Lake field the Strand 22-27H (100%) was recompleted in the Bakken formation at a rate of 340 BOPD and a second lateral of the Vaira 2-35 was drilled in the Bakken and tested at 430 BOPD and 200 MCFD.

St. Mary is scheduled to release its year-end 2003 earnings after the close of trading on the NYSE on February 26, 2004. The teleconference call to discuss year-end results is scheduled for Friday, February 27, 2004 at 8:00 am (MST).
The call participation number is 888-424-5231. A digital recording of the conference call will be available two hours after the completion of the call, 24 hours per day through March 12 at 800-642-1687, conference number 4951539.
International participants can dial 706-634-6088 to take part in the conference call and can access a replay of the call at 706-645-9291, conference number
4951539. In addition, the call will be broadcast live online and can be accessed by going directly to St. Mary's web site home page at www.stmaryland.com. An
                                                      ------------------
audio recording of the conference call will be available at that site through
March 12.

                                       2

This release contains forward looking statements within the meaning of securities laws, including budgets, forecasts and projections for future periods. The words "will," "believe," "anticipate," "intend," "estimate,"
"budget," "forecast" and "expect" and similar expressions are intended to identify forward looking statements. These statements involve known and unknown risks, which may cause St. Mary's actual results to differ materially from results expressed or implied by the forward looking statements. These risks include such factors as the volatility and level of oil and natural gas prices, unexpected drilling conditions and results, production rates and reserve replacement, reserve estimates, drilling and operating service availability and uncertainties in cash flow, the financial strength of hedge contract counterparties, the availability of attractive exploration and development and property acquisition opportunities and any necessary financing, expected acquisition benefits, competition, litigation, environmental matters, the potential impact of government regulations, and other such matters discussed in the "Risk Factors" section of St. Mary's 2002 Annual Report on Form 10-K filed with the SEC. Although St. Mary may from time to time voluntarily update its prior forward looking statements, it disclaims any commitment to do so except as required by securities laws.

                                    PR-04-01